                             STOCK PLEDGE AGREEMENT

      In order to induce Dennis B. Mellman ("Mr. D. Mellman") to execute and deliver the Stock Purchase Agreement (the "Stock Purchase Agreement") among Quality Products, Inc., a Delaware corporation (the "Buyer"), Columbus Jack Corporation, an Ohio corporation ("CJC"), and Mr. D. Mellman, dated the same date as this Stock Pledge Agreement (the "Agreement"), and in consideration of the sale by Mr. D. Mellman to Buyer of all of the D. Mellman Shares (as defined in the Stock Purchase Agreement) pursuant to the terms and conditions of the Stock Purchase Agreement, Buyer hereby agrees as follows:

Article 1. Security Agreement. As security for Buyer's obligations to make payments described in Section 1.1 of the Stock Purchase Agreement (the "Deferred Payments") to Mr. D. Mellman (the "Obligations"), Buyer hereby grants to Mr. D. Mellman a security interest in 250 common shares, without par value, of CJC (the "Collateral" or "Shares"). Buyer has caused share certificate numbers 6 and 7 evidencing ownership of the Collateral, together with undated stock powers executed in blank by Buyer, to be delivered to Mr. D. Mellman to perfect his security interest in the Collateral. Following are certain Deferred Payment amounts and the corresponding share certificates and numbers of shares to be released by Mr. D. Mellman upon such Deferred Payments being made:

12/31/03 Deferred Payment

      Certificate No. 6(125 Shares to be released on December 31, 2003, assuming all Deferred Payments previously due under the Stock Purchase Agreement have been made on or before 12/31/03)

12/31/06 Deferred Payment Certificate No. 7 (125 Shares to be released on December 31, 2006 (assuming all Deferred Payments previously due under the Stock Purchase Agreement have been made on or before 12/31/06) or as soon as Buyer has paid Mr. D. Mellman the full amount of the Obligations, whichever is earlier.

Mr. D. Mellman agrees, at such time as a Deferred Payment has been paid in full (other than through the exercise of a secured party's remedies with respect to the Collateral), to return to Buyer the share certificate and stock power corresponding to such Deferred Payment, as set forth above. This Stock Pledge Agreement is intended to be a security agreement granted pursuant to the Uniform Commercial Code as adopted in Ohio and shall be governed by and construed in accordance with the laws of Ohio.

Article 2. Obligations of the Parties.

      Section 2.1 Cooperation. Buyer shall execute any documents and take any other actions requested by Mr. D. Mellman from time to time to perfect or protect the security interest granted or purported to be granted by this agreement or to enable Mr. D. Mellman to exercise of enforce his rights or remedies under this agreement.

      Section 2.2 Rights. If no Event of Default, as defined in Article 5.1 below, has occurred or is continuing, the Collateral will be registered in the name of Buyer, and

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Buyer may exercise any voting or consensual rights that it may have as the owner of the Collateral for any purpose which is not inconsistent with this Agreement. If an Event of Default has occurred and is continuing, Mr. D. Mellman may exercise all voting or consensual rights of the owners of the Collateral and Buyer shall deliver to Mr. D. Mellman all notices, proxy statements, proxies and other information and instruments relating to the exercise of such rights received by Buyer from the issuers of the Collateral promptly upon receipt thereof and shall at the request of Mr. D. Mellman execute and deliver to Mr. D. Mellman or any proxies or other instruments which are, in the judgment of Mr. D. Mellman, necessary for him to validly exercise such voting and consensual rights.

Section 2.3. Duty of Mr. D. Mellman. The duty of Mr. D. Mellman with respect to the Collateral shall be solely to use reasonable care in the physical custody thereof, and Mr. D. Mellman shall not be under any obligation to take any action with respect to the Collateral or to preserve rights against prior parties. The powers conferred on Mr. D. Mellman hereunder are solely to protect his interest in the Collateral and do not impose any duty upon him to exercise any such powers. The Buyer is not looking to Mr. D. Mellman to provide it with investment advice. Mr. D. Mellman shall have no duty to ascertain or take any action with respect to calls, conversions, exchanges, maturities, tenders or other matters concerning the Collateral, whether or not Mr. D. Mellman has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve any rights pertaining to the Collateral. Mr. D. Mellman shall have no duty to exercise reasonable care to preserve the value of any of the Collateral unless (a) the Fair Market Value of the Collateral (as defined below) exceeds by at least ten percent (10%) the total amount of the then-unfulfilled Obligations plus the cost of sale of such Collateral, (b) an Event of Default has occurred and is continuing, (c) Buyer has timely made a reasonable request in writing to Mr. D. Mellman to sell or redeem such Collateral, (d) Buyer provides Mr. D. Mellman with the funds necessary to exercise any purchase right and (e) Buyer executes all instruments necessary to continue the security interest of Mr. D. Mellman in the proceeds of the requested action. For purposes of this Agreement, the term "Fair Market Value of the Collateral" shall mean, as of any given date, the result obtained when the number of Shares which constitute the Collateral is multiplied by the (a) last reported sale price of a Share on the New York Stock Exchange or the American Stock Exchange on the most recent previous trading day,
(b) last reported sale price of a Share on the NASDAQ National Market System on the most recent previous trading day, (c) last reported sale price of a Share on any other stock exchange on which the Shares are listed on the most recent previous trading day, (d) mean between the bid and asked prices for a Share at the close of business, as reported by the National Association of Securities Dealers, Inc. ("NASD") on the most recent previous trading day, or (e) if not reported by the NASD, the mean between the bid and asked prices for a Share at the close of business on the most recent previous trading day as reported by the OTC Bulletin Board or as reported in The Wall Street Journal or, if such prices are not reported by the OTC Bulletin Board or in The Wall Street Journal, as verified by another reputable publication or authoritative source, whichever is applicable; provided that if none of the foregoing is applicable, then the fair market value of a Share shall be


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

determined in good faith by the board of directors of CJC, in its sole discretion.

      Section 2.4. Return of Collateral. The security interest granted to Mr. D. Mellman hereunder shall not terminate and Mr. D. Mellman shall not be required to return the Collateral to Buyer except as described in Article I of this Agreement.

Article 3. Representation and Warranties. Buyer hereby represents and warrants to Mr. D. Mellman as follows:

      Section 3.1. Enforceability. This Agreement has been duly executed and delivered by Buyer, constitutes its valid and legally binding obligation and is enforceable in accordance with its terms against Buyer.

      Section 3.2. No Conflict. The execution, delivery and performance of this Agreement, the grant of the security interest in the Collateral hereunder and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, (a) violate any material law applicable to Buyer; (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Buyer; (c) violate or result in the breach of any material agreement to which Buyer is a party or by which any of its properties, including the Collateral, is bound; or (d) violate any restriction on the transfer of any of the Collateral.

      Section 3.3. No Consents. No consent, approval, license, permit or other authorization of any third party or any governmental body or officer is required for the valid and lawful execution and delivery of this Agreement, the valid and lawful creation and perfection of Mr. D. Mellman's security interest in the Collateral or the valid and lawful exercise by Mr. D. Mellman of remedies available to him under this Agreement or applicable law or of the voting and other rights granted to him in this Agreement except as may be required for the offer or sale of those items of Collateral which are securities under applicable securities laws.

      Section 3.4. Corporate. Buyer is a corporation that was duly organized and is validly existing and in good standing under the laws of the State of Delaware. The certificates which represent the Collateral are valid and genuine and have not been altered, and Buyer is the appropriate person to endorse them. Except for this Agreement, neither Buyer nor CJC is bound by any certificate of incorporation, by-law, agreement or instrument (including options, warrants, and convertible securities) which relates to the voting of; restricts the transfer of, requires Buyer or CJC to issue or sell; or creates rights in any person (other than the record owner) with respect to any securities issued by CJC, except to the extent CJC was so bound at the time Buyer purchased the Shares from Mr. D. Mellman.

      Section 3.5. Security Interest. Except for any liens, encumbrances and transfer restrictions on, and adverse claims against, the Collateral (collectively, the "Encumbrances") which existed as of the time Buyer purchased the Shares from Mr. D. Mellman and were not created by such purchase, Buyer is the sole record and beneficial owner of the Collateral free and clear of all Encumbrances, and Buyer has the unrestricted right to grant the security interest provided for herein to Mr. D. Mellman. Buyer has duly endorsed and delivered to Mr. D. Mellman all of the certificates representing the Collateral and has granted to Mr. D. Mellman a valid and perfected first priority security interest in the


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

Collateral, free of all Encumbrances, except those which existed as of the time Buyer purchased the Shares from Mr. D. Mellman and were not created by such purchase.

      Section 3.6. Name and Address. Buyer's legal name and address are correctly set forth at the end of this Agreement.

Article 4. Covenants. Buyer hereby covenants and agrees with Mr. D. Mellman that Buyer shall:

      Section 4.1. Defend Title. Defend its title to the Collateral and the security interest of Mr. D. Mellman therein against the claims of any person claiming rights in the Collateral against or through Buyer and maintain and preserve such security interest and its priority so long as this Agreement shall remain in effect.

      Section 4.2. No Transfer. Neither sell nor offer to sell nor otherwise transfer nor encumber any portion of the Collateral; nor enter into any agreement which relates to the voting of or restricts the transfer of any of the Collateral.

Article 5. Default.

      Section 5.1. Events of Default. For purposes of this Agreement, an "Event of Default" shall be deemed to have occurred:

      (a) If Buyer fails to make any Deferred Payment (including those set forth above and all other Deferred Payments under the Stock Purchase Agreement) to Mr.
D. Mellman within 10 business days after it is due under the Stock Purchase Agreement; or

      (b) If either CJC or Buyer:

            (i) makes an assignment for the benefit of, or enters into any composition or arrangement with, creditors; or

            (ii) generally does not pay its debts as such debts become due; or

            (iii) conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

      (c) If:

            (i) a trustee, receiver, agent or custodian is appointed or authorized to take charge of any property of CJC for the purpose of enforcing a lien against such property or for the purpose of administering such property for the benefit of its creditors; or

            (ii) an order for relief as to Buyer or CJC is granted under Title 11 of the United States Code or any similar law; or

            (iii) Buyer or CJC files any pleading seeking, or authorizes or consents to, any such appointment or order, whether by formal action or by the admission of the material allegations of a pleading or otherwise; or

            (iv) any action or proceeding seeking such appointment or order is commenced without the authority or consent of Buyer or CJC, and such action is not dismissed within sixty (60) days after its commencement.

      Section 5.2. Remedies.

      (a) If an Event of Default has occurred and is continuing, Buyer shall be in default and Mr. D. Mellman shall have, in addition to any other remedies available to him under the law or any agreement, the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code and Chapter 1309, Ohio Revised Code and Mr. D. Mellman may, in his discretion: (i) register any of the Collateral in his name or in the name of his broker/dealer, agent or nominee or any of their nominees, (ii) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations, (iii) exercise any voting rights of a holder of any of the Collateral in any manner which would, in the commercially reasonable judgment of Mr. D. Mellman, preserve or enhance the value of the Collateral, including, but not limited to, replacing the then serving directors and officers of Buyer, amending its certificate of incorporation or by-laws and approving a merger or consolidation of Buyer with or into another entity or sale of its assets or dissolution and liquidation;
(iv) exercise any conversion, registration, purchase or other rights of a holder of the Collateral and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral for the purposes of
Section 6.1 below; and (v) collect, including by legal action, any money included in the Collateral and compromise or settle with any obligor of such instruments.

      (b) If notice of the time and place of any public sale of the Collateral or the time after which any private sale or other intended disposition is required by the Uniform Commercial Code or Ohio law, Buyer acknowledges that five (5) business days advance notice thereof will be a reasonable notice. Mr.
D. Mellman shall not be obligated to make any sale of the Collateral regardless of whether notice of sale has been given. Mr. D. Mellman may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

      (c) If, under the Uniform Commercial Code or Ohio law, Mr. D. Mellman may purchase any part of the Collateral, he may, in payment of any part of the purchase price thereof cancel any part of the Obligations.

      (d) If any of the Collateral is sold on credit or for future delivery, it need not be retained by Mr. D. Mellman until the purchase price is paid and Mr.
D. Mellman shall incur no liability if the purchaser fails to take up or pay for such collateral. In case of any such failure, such collateral may be sold again.

      (e) Buyer shall execute and deliver to the purchasers of the Collateral all instruments and other documents necessary or proper to sell, convey, and transfer title to such Collateral and, if approval of any sale of Collateral by any governmental body or officer is required, Buyer shall prepare or cooperate fully in the preparation of and cause to by filed with such governmental body or officer all necessary or proper applications, reports and forms and do all other things necessary to expeditiously obtain such approval.

      (f) Any cash held by Mr. D. Mellman as Collateral and all cash proceeds of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Mr.
D. Mellman, be held by him as collateral for, or then or at any time thereafter by applied (after payment of any amounts payable to Mr. D. Mellman to Article 6 below) in whole or in part against, all or any part of the Obligations in such order as Mr. D. Mellman may elect. Any surplus of such cash or cash proceeds held by Mr. D. Mellman and remaining after payment in full of all of expenses hereunder and the Obligations shall be paid over to Buyer or to whoever may be lawfully entitled to receive such surplus.

      Section 5.3. Impact of Regulations. Buyer acknowledges that compliance with the Securities Act of 1933 and the rules and regulations thereunder and any relevant state securities laws and other applicable laws may impose limitations on the right of Mr. D. Mellman to sell or otherwise dispose of the Collateral. For this reason, Buyer hereby authorizes Mr. D. Mellman, if there occurs and is continuing an Event of Default, to sell the Collateral in such manner and to such persons as would, in the judgment of Mr. D. Mellman, help to ensure that the transfer of such securities will be given prompt and effective approval by any relevant regulatory authorities and will not require any of the securities to be registered or qualified under any applicable securities laws. Buyer understands that a sale under the foregoing circumstances may yield a substantially lower price for such Collateral than would otherwise be obtainable if the same were registered and sold in the open market and Buyer shall not attempt to hold Mr. D. Mellman responsible for selling the Collateral at an inadequate price even if Mr. D. Mellman accepts the first offer received or if only one possible purchaser appears or bids at any such sale. If Mr. D. Mellman shall sell the Collateral at such sale, he shall have the right to rely upon the advice and opinion of any qualified appraiser or investment banker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion. Buyer hereby assigns Mr. D. Mellman any registration rights or similar rights Buyer may have from time to time with respect to the Collateral.

      Section 5.4. Irrevocable Proxy. In furtherance of the rights granted to Mr. D. Mellman, under paragraph (a) of Section 5.2 above, and not by way of limitation of such rights, Buyer hereby appoints and re-appoints Mr. D. Mellman as its proxy to vote any of the shares of Collateral, attend meetings of the holders of such securities and to execute consents, waivers and releases with respect thereto, such appointment and re-appointment to take effect immediately and automatically upon the occurrence of an Event of Default and any subsequent Event of Default, respectively, and to continue for so long as such Event of Default and subsequent Event of Default, respectively, continue. Mr. D. Mellman shall have the power of substitution with respect to such proxy. Such proxy shall continue in force until the security interest granted to Mr. D. Mellman hereunder has terminated. Such proxy is irrevocable by Buyer or by its bankruptcy. Buyer acknowledges that such proxy is a power coupled with an interest, including, without limitation, the security interest granted to Mr. D. Mellman herein and the related remedies granted to him in this Article 5. The proxy granted under this Section 5.5 shall not be exercised by Mr. D. Mellman unless and until an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, Mr. D. Mellman may exercise such proxy as provided in paragraph (a) of Section 5.2 above.

Article 6. Waivers.

      Section 6.1. Waiver of Suretyship and Impairment of Collateral Defenses. Buyer hereby waives any defense to its obligations under this Agreement and any claim that the security interest granted herein has been discharged or released based on suretyship or impairment of collateral including, but not limited to, the occurrence on any one or more occasions, of any of the following:

      (a) the amendment, modification or waiver of any term of the Stock Purchase Agreement or any other agreement or instrument evidencing or creating any of the Obligations or any payment or any other performance due to thereunder;

      (b) the grant, exchange, release, surrender, disposal, invalidity or impairment of or the failure to properly perfect any security interest in any collateral which secures the Buyer's obligations hereunder, any of the Obligations or any other guaranty thereof;

      (c) the existence or assertion by Buyer of any defense to the Obligations, including, but not limited to, the bankruptcy of the Buyer;

      (d) the impossibility or illegality of any payment or performance of any of the Obligations by Buyer;

      (e) any extension of the time for the payment or other performance of any Obligation on one or more occasions and for any period of time;

      (f) any merger, consolidation, reorganization or other change in the corporate organization of Buyer;

      (g) the exercise, pursuit or waiver of any right or remedy that Mr. D. Mellman may have against the Buyer or any other person or collateral at any time or the failure to exercise or pursue any such right or remedy;

      (h) the failure of Mr. D. Mellman to give notice to Buyer of the occurrence of any default in Buyer's payment or other performance of the Obligations;

      (i) the taking of or omission to take any action under this Agreement, the Stock Purchase Agreement or the Obligations; and

      (j) the release or discharge of Buyer or any other guarantor or surety with respect to the Stock Purchase Agreement or Obligations or any agreement not to sue such persons.

      Section 6.2. Waivers of Notice. Buyer hereby waives presentment, demand, protest, notice of any default under the Stock Purchase Agreement, and all other notices to Buyer specified thereunder or pursuant to any other agreement between Buyer and Mr. D. Mellman.

Article 7. Indemnification. Buyer shall indemnify and hold Mr. D. Mellman harmless from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting to, imposed upon, or incurred or suffered by Mr. D. Mellman,

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directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Buyer in this Agreement, the Stock Purchase Agreement and the Guaranty and Security Agreement entered into contemporaneously.

      Article 8. Miscellaneous.

      Section 8.1. This Agreement. This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

      Section 8.2. Non-Waiver. Neither the failure of nor any delay by any party to this Agreement to enforce any right hereunder or to demand compliance with its terms is a waiver of any right hereunder. No action taken pursuant to this Agreement on one or more occasions is a waiver of any right hereunder or constitutes a course of dealing that modifies this Agreement.

      Section 8.3. Waivers. No waiver of any right or remedy under this Agreement shall be binding on any party unless it is in writing and is signed by the party to be charged. No such waiver of any right or remedy under any term of this Agreement shall in any event by deemed to apply to any subsequent default under the same or any other term contained herein.

      Section 8.4. Amendments. No amendment, modification or termination of this Agreement shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

      Section 8.5. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

      Section 8.6. Successors. The terms of this Agreement shall by binding upon Buyer, and shall inure to the benefit of Mr. D. Mellman, and any holder, owner or assignee of any rights in the Stock Purchase Agreement and will be enforceable by them as their interest may appear.

      Section 8.7. Third Parties. Nothing herein expressed or implied is intended or shall be construed to give any person other than the parties hereto any rights or remedies under this Agreement.

      Section 8.8. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word "or" is disjunctive but not exclusive. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.

      Section 8.9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth under such party's signature hereto and with such copies delivered, transmitted or mailed to such persons as are specified therein. Any party may change his address for notices in the manner set forth above.

      Section 8.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

      Section 8.11. Legal Matters.

      (a) Choice of Law. The validity, terms, performance and enforcement of this Agreement shall be governed by those laws of the State of Ohio which are applicable to agreements which are negotiated, executed, delivered and performed solely in the State of Ohio.

      (b) Jurisdiction, Venue, Service of Process. The State and Federal District Courts located in Columbus, Ohio shall have exclusive jurisdiction and venue of any action or proceeding arising out of or related to the negotiation, execution, delivery, performance, breach or enforcement of this Agreement or any other agreement, document or instrument negotiated, executed, delivered, entered into or performed in connection with this Agreement or any of the transactions contemplated hereby or thereby; any waiver, modification, amendment or termination hereof or thereof or any action taken or omission made by Buyer or Mr. D. Mellman or any of their respective directors, officers, employees, agents or attorneys in connection with the payment, performance, exercise or enforcement of any right, duty or obligation created or implied hereby or thereby or arising hereunder or thereunder; regardless of whether any claim, counterclaim or defense in any such action, suit or proceeding is characterized as arising out of fraud, negligence, recklessness, intentional misconduct, a breach of contract or fiduciary duty, or violation or a statute, law, ordinance, rule or regulation. The parties hereto hereby irrevocably consent to the personal jurisdiction of such courts, to such venue and to the service of process in the manner provided for the giving of notice in this Agreement. The parties hereto hereby waive all objections to such jurisdiction and venue including those which might be based upon inconvenience or the nature of the forum.

      (c) Waiver of Jury Trial. Buyer hereby voluntarily, knowingly, irrevocably and unconditionally waives and relinquishes its right to trial by jury under the Constitution of the United States of America or of the State of Ohio or any other constitution, statute or law in any civil legal action, suit or proceeding arising out of or related to the negotiation, execution, delivery, performance, breach or enforcement of this Agreement; any waiver, modification, amendment or termination hereof or any action taken or omission made by Buyer or Mr. D. Mellman or any of their respective directors, officers, employees, agents or attorneys in connection with the payment, performance, exercise or enforcement of any right, duty or obligation created or implied hereby or arising hereunder; regardless of whether any claim, counterclaim or defense in any such action, suit or proceeding is characterized as arising out of fraud, negligence, recklessness, or intentional misconduct, a breach of contract or fiduciary duty, or violation of a statute, law, ordinance, rule or regulation.

IN WITNESS WHEREOF, Buyer has signed this Stock Pledge Agreement as of this 26th day of April, 2001.

                                          QUALITY PRODUCTS, INC.

                                          By_________________________________
                                               Bruce Weaver, President

                                          Address:
                                          560 West Nationwide Blvd.
                                          Columbus, Ohio  43215

Accepted as of this 26th day of April,
2001

--------------------------------
Dennis B. Mellman

Address:


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